[EXHIBIT 12 TO FORM S-3]

                      COLONIAL GAS COMPANY
           COMPUTATION OF EARNINGS TO FIXED CHARGES
                    (Dollars in Thousands)



                                     Year Ended December 31,
                             1993    1994     1995     1996     1997
Earnings:

Income Before Interest     $20,174  $19,444  $23,087  $25,233  $24,102
 Expense

Add:
    State & Federal Income   8,116    7,210    8,996   11,077   10,394
    Implied Interest on
    Leases                     500      304      127      140      211

Total Earnings             $28,789  $26,959  $32,210  $36,451  $34,706

Fixed Charges:

Interest on Long-Term
   Debt                     $8,477   $8,079   $7,642   $7,152   $8,141
Amortization of
   Debt Expense                134      148      145      269      363
Other Interest                 (40)     712    2,199    1,833      123
Implied Interest on Leases     500      304      127      140      211

Total Fixed Charges         $9,041   $9,244  $10,112   $9,395   $8,837

Ratio of Earnings to
   Fixed Charges              3.18     2.92     3.19     3.88     3.93

                     [END OF EXHIBIT 12 TO FORM S-3]